FOR IMMEDIATE RELEASE

Company Contact: Frank Henigman Chief Financial Officer Rubio's Restaurants, Inc. Tel (760) 929-8226 fhenigman@rubios.com	Investor Relations: Scott Liolios or Cody Slach Liolios Group, Inc. Tel (949) 574-3860 info@liolios.com

Rubio’s Restaurants Reports 2009 Second Quarter Results

Q2 Revenues Up 8% to Record $48.7 Million; Q2 Net Income Up 53% to $512,000 or $0.05 Per Share, Driving Fifth Consecutive Quarter of Adjusted EBITDA Growth to $3.9 Million or $0.39 Per Share

CARLSBAD, CA – August 3, 2009 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) reported financial results for the second quarter and first half of the fiscal year ended June 28, 2009.

Second Quarter and First Half 2009 Financial Highlights

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Revenues in the second quarter of 2009 totaled a record $48.7 million, an increase of 8% from $45.1 million reported in the same year-ago quarter. Revenue for the first half of 2009 totaled a record $95.0 million, up 9% from $87.3 million in the same year-ago period.

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Net income was $512,000 or $0.05 per basic and diluted share in the second quarter, an increase of 53% from $335,000 or $0.03 per basic and diluted share in the same year-ago quarter. During the quarter, the company recognized a pre-tax, non-cash asset impairment charge of $359,000 due to four underperforming stores, which reduced the second quarter diluted earnings per share by $0.03. For the first half of 2009, net income was $757,000 or $0.08 per basic and diluted share, an improvement from a net loss of $410,000 or $(0.04) per basic and diluted share in the same year-ago period.

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Adjusted EBITDA (a non-GAAP measure as defined below) was $3.9 million or $0.39 per basic and diluted share in the second quarter, an increase of 15% from $3.4 million or $0.34 per basic and diluted share in the year-ago quarter. For the first half of 2009, a $1.8 million increase in operating income primarily drove adjusted EBITDA to a record $7.2 million or $0.72 per basic and diluted share, up 50% from $4.8 million or $0.48 per basic and diluted share in the same year-ago period.

•	Cash and cash equivalents at June 28, 2009 totaled $7.7 million, up 33% from $5.8 million at the end of fiscal 2008.

Second Quarter 2009 Operating Highlights

Comparable store sales (stores operating for more than 15 months) increased 0.9% versus a comparable store sales decrease of 3.9% in the same quarter last year. The impact of increased average check per customer more than offset a decline in customer visits.

Average unit volume was slightly more than $1.0 million, which was virtually unchanged from the same year-ago quarter.

Restaurant operating margins (a non-GAAP measure as defined below) were 16.8%, as compared to 16.9% in the same year-ago quarter.

As a percentage of restaurant sales, restaurant labor cost increased by 100 basis points and restaurant occupancy and other costs rose by 140 basis points versus the same quarter last year, while cost of sales decreased by 220 basis points. The increase in restaurant labor cost was primarily attributable to an increase in bonus expense associated with the company’s short and long term incentive plans. The increase in restaurant occupancy and other costs was due primarily to higher rent, utilities and credit card fees. The decrease in cost of sales was driven primarily by the impact of menu price increases.

General and administrative expenses were $4.4 million, which decreased 2% from $4.5 million in the same year-ago quarter. The decrease was driven by lower wage and wage-related expenses due to the restructuring in the first quarter of 2008, lower non-cash stock compensation expenses, and lower legal and professional fees.

Rubio’s opened three restaurants in the second quarter of 2009, as compared to five in the same period a year-ago, increasing the total to seven units by the end of the second quarter. Pre-opening expenses in the second quarter of 2009 were $105,000, a decrease of 24% from $139,000 in the same quarter last year.

Management Commentary

“After adjusting to the sudden downturn in the economy starting in the first quarter of 2008, we continue to be encouraged by our results,” said Dan Pittard, Rubio’s president and CEO. “We believe our comparable store sales and growth of adjusted EBITDA remain among the best in the industry. In fact, we have grown adjusted EBITDA in each of the last five consecutive quarters. For the trailing twelve months ended June 28, 2009, our adjusted EBITDA was a record $14.0 million, up 27% over the preceding same period.”

Continued Pittard: “On the development side, we continue to be very selective in choosing new unit sites, focusing on mature development areas with fully occupied offices and homes. We also have more than 70 leases coming up for renewal this year and next, and we are working with our landlords to keep renewal rates flat or reduced as the real estate market continues to weaken. In order to maximize our liquidity and flexibility, we have been limiting the number of binding lease agreements we sign. Despite the economic downturn, we’ve opened nine new units as of early August.

“Overall, the second quarter demonstrated Rubio’s continues to have a winning strategy for Fast Casual, which has become the fastest growing segment of the restaurant industry. We offer an attractive casual ambiance and menu selection at prices significantly below casual dining price points. Our market research confirms that a growing number of guests understand this value proposition, and we believe we are very well-positioned when the economy improves. Meanwhile, we believe we can continue to build shareholder value through our proactive response to the changing economy and advancing our winning strategy.”

Rubio’s CFO, Frank Henigman, commented: “We ended the quarter with $7.7 million in cash and no debt, positioning us well from a liquidity standpoint as we began the third quarter. Under the current economic conditions, we continue to seek financial flexibility and pursue ways to improve our cost structure.”

Conference Call

Rubio’s will host a conference later today (August 3, 2009) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss the financial results for the quarter and first half of 2009.

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's Web site at www.rubios.com. If you have any difficulty connecting with the conference broadcast, please contact the Liolios Group at 1-949-574-3860.

About the Presentation of Non-GAAP Financial Information

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. The company provides two non-GAAP financial measures, “restaurant operating margins” and “adjusted EBITDA.”

The company uses restaurant operating margins to evaluate the performance of its restaurants. Restaurant operating margin is calculated by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

The company also provides adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. The company’s management uses adjusted EBITDA as a measure of operating performance and in their evaluation of funding requirements for future development and other needs. Adjusted EBITDA is calculated as net income (loss) plus (less) income tax expense (benefit), (plus) less other expense/income, plus loss on disposal/sale of property, plus store closure expense or less store closure reversal, plus depreciation and amortization, plus stock compensation expense.

The differences between adjusted EBITDA and GAAP net income (loss) for the 13-week quarters and 26-week first halves of 2008 and 2009 are indicated as follows:

	For the Thirteen Weeks Ended
	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009
Net Income (loss)	335	789	(295)	245	512
Income tax expense (benefit)	244	413	(165)	150	214
Interest, net	32	42	60	33	38
Loss on Disposal/Sale of Property	58	57	76	85	99
Asset Impairment and Store Closure Expense	45	-	-	-	359
Depreciation and Amortization	2,332	2,420	2,641	2,496	2,449
Share-Based Compensation	361	529	279	226	247

ADJUSTED EBITDA	$3,407	$4,250	$2,596	$3,235	$3,918

	For the Twenty-Six Weeks Ended
	Q2 2008	Q2 2009
Net Income (loss)	(410)	757
Income tax expense (benefit)	(253)	364
Interest, net	31	71
Loss on Disposal/Sale of Property	162	184
Asset Impairment and Store Closure Expense (reversal)	(46)	359
Depreciation and Amortization	4,591	4,945
Share-Based Compensation	710	473

ADJUSTED EBITDA	$4,785	$7,153

Management believes these non-GAAP financial measures provide important supplemental information to investors. These measures should be used in addition to, and in conjunction with, results presented in accordance with GAAP. These measures should not be relied upon to the exclusion of the company’s GAAP financial measures. The company strongly encourages investors to review its financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)
Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond the company’s control, including, among others, the company’s comparable store sales results and revenues, the adverse effect the significant downturn in the economy has on the spending and dining out frequency of the company’s customers, the company’s product, labor expenses and other restaurant costs, the success of the company’s promotions, new product offerings and marketing strategies, the company’s ability to recruit and retain qualified personnel, adverse effects of weather and natural disasters, the adequacy of the company’s reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, the company’s ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory compliance and litigation costs, the company’s ability to implement a franchise strategy, the company’s ability to open additional restaurants in the coming periods that satisfy the company’s revenue objectives, the company’s ability to successfully resolve the company’s class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in the company’s filings with the SEC including, without limitation, in the “Risk Factors” section of the company’s most recent Annual Report on Form 10-K. The company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

RESTAURANT SALES	$48,631	$45,108	$94,939	$87,229
FRANCHISE AND LICENSING REVENUES	36	39	65	79
TOTAL REVENUES	48,667	45,147	95,004	87,308

COST OF SALES	12,933	12,976	25,406	25,262
RESTAURANT LABOR	15,692	14,100	30,944	27,968
RESTAURANT OCCUPANCY AND OTHER	11,848	10,395	23,143	20,597
GENERAL AND ADMINISTRATIVE EXPENSES	4,418	4,491	8,555	9,048
DEPRECIATION AND AMORTIZATION	2,449	2,332	4,945	4,591
PRE-OPENING EXPENSES	105	139	276	358
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE (REVERSAL)	359	45	359	(46)
LOSS ON DISPOSAL/SALE OF PROPERTY	99	58	184	162

OPERATING INCOME (LOSS)	764	611	1,192	(632)
OTHER EXPENSE	(38)	(32)	(71)	(31)

INCOME (LOSS) BEFORE INCOME TAXES	726	579	1,121	(663)
INCOME TAX EXPENSE (BENEFIT)	214	244	364	(253)

NET INCOME (LOSS)	$512	$335	$757	$(410)

BASIC EARNINGS (LOSS) DATA
EPS	$0.05	$0.03	$0.08	$(0.04)

AVERAGE SHARES OUTSTANDING	9,960	9,950	9,958	9,950

DILUTED EARNINGS (LOSS) DATA
EPS	$0.05	$0.03	$0.08	$(0.04)

AVERAGE SHARES OUTSTANDING	9,960	9,950	9,958	9,950

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	26.6%	28.8%	26.8%	29.0%
RESTAURANT LABOR (1)	32.3%	31.3%	32.6%	32.1%
RESTAURANT OCCUPANCY AND OTHER (1)	24.4%	23.0%	24.4%	23.6%
GENERAL AND ADMINISTRATIVE EXPENSES	9.1%	9.9%	9.0%	10.4%
DEPRECIATION AND AMORTIZATION	5.0%	5.2%	5.2%	5.3%
PRE-OPENING EXPENSES	0.2%	0.3%	0.3%	0.4%
ASSET IMPAIRMENT AND STORE CLOSURE EXPENSE (REVERSAL)	0.7%	0.1%	0.4%	-0.1%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.1%	0.2%	0.2%
OPERATING INCOME (LOSS)	1.6%	1.4%	1.3%	-0.7%
OTHER EXPENSE	-0.1%	-0.1%	-0.1%	0.0%
INCOME (LOSS) BEFORE INCOME TAXES	1.5%	1.3%	1.2%	-0.8%
INCOME TAX EXPENSE (BENEFIT)	0.4%	0.5%	0.4%	-0.3%
NET INCOME (LOSS)	1.1%	0.7%	0.8%	-0.5%

(1)  As a percentage of restaurant sales

RUBIO'S RESTAURANTS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 28, 2009	December 28, 2008

CASH AND SHORT-TERM INVESTMENTS	$7,701	$5,816
OTHER CURRENT ASSETS	8,126	10,913
PROPERTY - NET	45,254	45,947
OTHER ASSETS	11,059	10,473
TOTAL ASSETS	$72,140	$73,149

CURRENT LIABILITIES	$16,538	$19,172
OTHER LIABILITIES	9,014	8,591
STOCKHOLDERS' EQUITY	46,588	45,386
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$72,140	$73,149

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